LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT
                    -----------------------------------------


     THIS LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement") is entered into as of the `Effective Date" (as defined in Section 1.1 below), by and between ACCESSPOINT CORPORATION, a Nevada corporation (`"Tenant") and MERCHANTS BILLING SERVICES, INC., a Nevada corporation ("Transferee").

                                    RECITALS
                                    --------

     A. Tenant entered into a certain Office Lease dated as of September 30, 2002 ("Lease"), for the lease of approximately 11,172 rentable square feet of space on the Second Floor, known as Suite 200 ("Premises") of 6171 W. Century Boulevard, Los Angeles, California 90045 (the "Building"). Capitalized terms used herein without definition shall have their respective meanings set forth in the Lease.

     B. Tenant desires to assign to Transferee as of the "Effective Date" all of its right, title and interest in and to the Lease (the Assignment"), and Transferee is willing to accept from Tenant such Assignment and to assume each and all of the obligations of the "Tenant" under the Lease to be performed following the Effective Date.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows~

     1.   Tenant's Assignment.
          -------------------

          1.1 Assignment. Tenant hereby assigns, sells, conveys and otherwise transfers to Transferee all of Tenant's right, title and interest in and to the Lease, effective on the date of full execution of this Agreement (the "Effective Date").

     2.   Assumption by Transferee.
          ------------------------

          2.1 Assumption. Transferee hereby accepts all of Tenant's right, title and interest in and to the Lease, and, from and after the Effective Date, assumes and agrees to be bound by and perform, as a direct obligation of Transferee to the Building's SubLandlord and Landlord, each and all of the obligations, terms, covenants and agreements of the "Tenant" under the Lease.

          2.2 Condition of the Premises. Transferee acknowledges that Transferee has inspected the Premises and accepts the Premises in their existing "AS IS" condition. No representations or warranties of any kind, express or implied, have been made by the Building's SubLandlord, Landlord or Tenant or any agent of the Building's SubLandlord, Landlord or Tenant to Transferee regarding the Premises.

     3.   General Provisions.
          ------------------

          3.1 Lease in Force. Except as otherwise set forth in this Agreement, all provisions of the Lease shall remain unchanged and in full farce and effect and are hereby ratified and confirmed.

          3.2 Litigation Expenses. If any party herein shall bring an action against the other by reason of the breach of any covenant, warranty or condition hereof, or otherwise arising out of this instrument, or the relationship hereby created, whether for declaratory or other relief, the prevailing party in such suit shall be entitled to all costs, expenses and charges incurred by it in such actions, including, without limitation, reasonable attorneys' fees and costs, which shall be payable, whether or not such action is prosecuted to judgment. "Prevailing Party" within the meaning of this paragraph shall include, without limitation, a party who brings an action against the other after the other's breach or default, if such action is dismissed upon the others payment of the sums allegedly due or performance of the covenants allegedly breached, or if the plaintiff obtains substantially the relief sought by it in the action. The prevailing party shall also be entitled to its attorneys' fees, casts and expenses incurred in any postjudgment proceedings to coiled and enforce the judgment. This provision is separate and several and shall survive the merger of this Agreement into any judgment on this Agreement.

          3.3 Notices. Any notice, approval or other communication under this Agreement shall be in writing and shall be given by registered or certified mail or by a nationally recognized overnight courier, such as FedEx or Airborne Express, or delivered personally to the party's mailing address set forth below:

    TENANT:         ACCESSPOINT CORPORATION
                    2533 N. Carson Street
                            Suite 5196
                    Carson City, Nevada 89706

    TRANSFEREE:     MERCHANTS BILLING SERVICES, INC.
                    Attn: General Counsel
                    6171 W. Century Boulevard
                            Suite 200
                    Los Angeles, California 90045

     Any party may change its mailing address at any time by giving written notice of such change to the other parties in the manner provided herein at least ten (10) days prior to the date such change is effective. All notices under this Agreement shall be deemed given upon the earlier of receipt or three
(3) days after the date it was mailed as provided in this Section 4.3, if sent by registered or certified mail, or one (1) day after delivery to the overnight courier, or upon the date personal delivery is made; provided, however, that any refusal to accept delivery shall be deemed to constitute receipt.

          3.4 Conflict. In the event of any conflict between the provisions of the Lease and this Agreement, the provisions of this Agreement shall govern.

          3.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, successors and assigns.

          3.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement to account for more than one counterpart.



     IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below


                                                TENANT:

                                                ACCESSPOINT CORPORATION,
                                                a Nevada corporation

                                                By:


                                                TRANSFEREE:

                                                MERCHANTS BILUNG SERVICES, INC.,
                                                a Nevada corporation

                                                By

                                                Name: Becky Takeda
                                                Title:    President


                                                Dated: September 30, 2002

CARLSSERG
MANAGEMENT COMPANY

oI I WEST CENTURY BOULEVARD, ELITE 100
LOS ANGELES, CALIFORNIA 9004~

WET OFFICE BOX 92006
[.03 ANGELES, CALIFORNIA 90009-2026
 V0 258~9000   FAX: 210 258.9009


     January 24, 2003

     Mr. Jerald S. Howe, Jr.
     Senior Vice President and General Counsel
     Veridian Corporation
     1200 S. Hayes Street, Suite 1100 Arlington, VA 22202

     Re: Lease Assignment & Assumption Agreement for 6171 W. Century Boulevard Between Accesspoint Corporation ("Tenant") and Merchants Billing Services, Inc. ("Transferee")

     Dear Mr. Howe:

     6171, Ltd., a California limited partnership, the owner of Carlsberg LAX Center, approves the assignment document referenced above. This approval is effective so long as Veridian Corporation, the Master Lease guarantor, remains fully liable for the Master Lease as outlined in Exhibit "E" (Guaranty of Lease) of the Master Lease between 6171, Ltd. and Veritect, Inc.

     It is also understood that Veridian Commercial Operations, Inc. is a wholly-owned subsidiary of Veridian Corporation

     Sincerely yours,

     6171, LTD.,
     a California limited partnership
     By CARLSBERG PROPERTIES, INC.,
     a California corporation
     William W. Geary
     ----------------
     Its:   President
     ----------------

     WWG/es
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